Exhibit 99.1

ResMed Inc. Announces Results for the Third Quarter of Fiscal Year 2015

Revenue increased 6% to $422 million; up 13% on a constant currency basis

GAAP diluted earnings per share of $0.64, or non-GAAP earnings per share of $0.65

Operating cash flow of $90.9 million

Company repurchased 300,000 shares in the third quarter

San Diego, April 23, 2015 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended March 31, 2015. Revenue for the quarter was $422.5 million, a 6 percent increase compared to the quarter ended March 31, 2014 (a 13 percent increase on a constant currency basis). Net income was $91.0 million, an increase of 1 percent compared to the quarter ended March 31, 2014. Diluted earnings per share for the quarter were $0.64, an increase of 2 percent compared to the quarter ended March 31, 2014. Non-GAAP diluted earnings per share for the quarter were $0.65, a 2 percent increase compared to the quarter ended March 31, 2014.

“We are pleased to report excellent progress with our new product launches, as we continued to see double-digit revenue growth,” said Mick Farrell, ResMed’s chief executive officer. “Strong demand for our new flow generator launches in the U.S. and continued growth in our Asia Pacific and Europe regions drove our results in the quarter.

“We saw strong customer adoption of our range of new flow generators: the Astral, AirSense™ 10 and the recently launched AirCurve™ 10 series of cloud-connected bilevel devices. This quarter, we continued to build our informatics capabilities with the acquisition of Jaysec, a provider of cloud-based software solutions for the home medical equipment industry, as well as the integration of our AirView patient management system with leading informatics partners.” Farrell concluded, “We are executing on our long-term strategy: growing our core sleep disordered breathing market and investing in future opportunities in chronic obstructive pulmonary disease as well as cardio-respiratory conditions. Our innovative products and solutions improve patient outcomes, lower healthcare costs, and reduce the impact of chronic disease.”

Analysis of third quarter results

In the third quarter of fiscal year 2015, revenue in the Americas was $250.9 million, a 16 percent increase over the prior year’s quarter. Revenue in combined Europe and Asia Pacific was $171.6 million, a 6 percent decrease compared to the quarter ended March 31, 2014 (a 9 percent increase on a constant currency basis).

Gross margin in the third quarter was 59.5 percent, lower than the prior year, mainly due to declines in average selling prices, an unfavorable product and geographic mix, and an unfavorable impact from foreign exchange rate movements.

Selling, general and administrative expenses were $116.3 million for the quarter, a 1 percent increase (a 10 percent increase on a constant currency basis) over the quarter ended March 31, 2014. SG&A expenses improved to 27.5 percent of revenue in the quarter, compared to 28.9 percent in the quarter ended March 31, 2014.

Research and development expenses were $27.0 million for the quarter, or 6.4 percent of revenue. R&D expenses decreased by 8 percent (a 4 percent increase on a constant currency basis) compared to the quarter ended March 31, 2014.

Operating profit for the quarter was $105.9 million and cash flow from operations was $90.9 million.

Amortization of acquired intangible assets was $2.2 million ($1.6 million, net of tax) during the quarter. Stock-based compensation costs incurred during the quarter of $11.7 million ($8.2 million, net of tax) consisted of expenses associated with employee equity grants, and the company’s employee stock purchase plan.

Share repurchase program

During the quarter, the company repurchased 300,000 shares at a cost of $20.3 million, as part of its ongoing capital management program.

Dividend program

The ResMed board of directors today declared a quarterly dividend of $0.28 per share. The dividend will have a record date of May 21, 2015, payable on June 18, 2015. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be May 19, 2015 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from May 19, 2015 through May 21, 2015, inclusive.

Webcast details

ResMed will discuss its financial and business results and its business outlook on its webcast at 1:30 p.m. U.S. Pacific Standard Time today. The live webcast of the call can be accessed on ResMed’s website at www.resmed.com. Please allow extra time before the call to visit the website and download the streaming media player (Windows Media Player), required to listen to the internet broadcast. The online archive of the broadcast will be available after the live call on ResMed’s website. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 630-652-3042 (U.S.) and +1 630-652-3042 (international) and entering a passcode of 39335543. The telephone replay will be available until May 7, 2015.

About ResMed

The global team at ResMed (NYSE:RMD) is united in their commitment to changing lives with every breath. With more than 4,000 employees and a presence in over 100 countries, the company has been pioneering new and innovative devices and treatments for sleep-disordered breathing, chronic obstructive pulmonary disease, and other chronic diseases for more than 25 years. ResMed’s world-leading products and innovative solutions improve the quality of life for millions of patients worldwide, reduce the impact of chronic disease, and save healthcare costs. For more information about ResMed and its businesses, visit www.resmed.com or follow @resmed on Twitter.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements -- including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products -- are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:

Agnes Lee

Senior Director, Investor Relations

(858) 836-5971

investorrelations@resmed.com

News Media:

Alison Graves

Director, Global Corporate Communications

(858) 836-6789

news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Net revenue	$422,497	$397,758	$1,225,848	$1,139,762
Cost of sales	171,066	145,970	473,882	411,234

Gross profit	251,431	251,788	751,966	728,528

Operating expenses:
Selling, general and administrative	116,336	115,101	349,377	328,172
Research and development	27,024	29,530	86,342	86,430
Amortization of acquired intangible assets	2,203	2,459	6,558	7,325

Total operating expenses	145,563	147,090	442,277	421,927

Income from operations	105,868	104,698	309,689	306,601

Other income (expenses), net:
Interest income (expense), net	4,761	6,015	15,765	19,182
Other, net	3,729	2,199	6,346	(1,340)

Total other income (expenses), net	8,490	8,214	22,111	17,842

Income before income taxes	114,358	112,912	331,800	324,443
Income taxes	23,375	22,943	66,376	66,908

Net income	$90,983	$89,969	$265,424	$257,535

Basic earnings per share	$0.65	$0.64	$1.89	$1.82
Diluted earnings per share	$0.64	$0.63	$1.86	$1.78

Basic shares outstanding	140,792	140,959	140,341	141,774
Diluted shares outstanding	142,813	143,375	142,614	144,758

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	March 31,	June 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$866,325	$905,730
Accounts receivable, net	345,485	359,593
Inventories	225,191	165,418
Prepayments, deferred income taxes and other current assets	115,769	125,468

Total current assets	1,552,770	1,556,209
Property, plant and equipment, net	384,160	434,277
Goodwill and other intangible assets, net	302,339	334,510
Deferred income taxes and other non-current assets	38,760	35,966

Total non-current assets	725,259	804,753

Total assets	$2,278,029	$2,360,962
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,900	$85,405
Accrued expenses	131,770	130,656
Deferred revenue	37,295	42,370
Income taxes payable	15,800	10,392
Deferred income taxes	639	717
Current portion of long-term debt	0	18

Total current liabilities	256,404	269,558
Non-current liabilities:
Deferred income taxes	8,831	10,716
Deferred revenue	14,184	16,352
Income taxes payable	1,754	5,318
Non-current portion of long-term debt	460,581	300,770

Total non-current liabilities	485,350	333,156

Total liabilities	741,754	602,714
Stockholders’ Equity:
Common stock	563	561
Additional paid-in capital	1,195,880	1,117,644
Retained earnings	1,927,958	1,780,396
Treasury stock	(1,388,623)	(1,291,910)
Accumulated other comprehensive income	(199,503)	151,557

Total stockholders’ equity	$1,536,275	$1,758,248

Total liabilities and stockholders’ equity	$2,278,029	$2,360,962

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Nine Months Ended March 31,	Nine Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$265,424	$257,535
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,310	53,631
Gain on disposal of business	(709)	-
Stock-based compensation costs	34,802	32,679
Foreign currency revaluation	(1,252)	(3,305)
Excess tax benefit from stock-based compensation arrangements	(20,738)	(11,388)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(14,814)	(12,873)
Inventories, net	(80,793)	(15,735)
Prepaid expenses, net deferred income taxes and other current assets	(3,487)	(4,020)
Accounts payable, accrued expenses and other liabilities	49,736	(20,839)

Net cash provided by operating activities	283,479	275,685
Cash flows from investing activities:
Purchases of property, plant and equipment	(50,266)	(54,210)
Patent registration costs	(7,109)	(5,691)
Business acquisitions, net of cash acquired	(26,956)	(3,172)
Investments in cost-method investments	(10,500)	(5,275)
Proceeds from sale of business	468	-
Purchases of foreign currency options	-	(1,337)
Payments on maturity of foreign currency contracts	(25,232)	(2,466)

Net cash used in investing activities	(119,595)	(72,151)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	23,176	15,624
Excess tax benefit from stock-based compensation arrangements	20,738	11,388
Purchases of treasury stock	(103,295)	(169,398)
Payment of business combination contingent consideration	(458)	(1,117)
Proceeds from borrowings, net of borrowing costs	160,000	507,838
Repayment of borrowings	(1,527)	(415,029)
Dividends paid	(117,862)	(106,387)

Net cash (used in) / provided by financing activities	(19,228)	(157,081)

Effect of exchange rate changes on cash	(184,061)	16,062

Net increase / (decrease) in cash and cash equivalents	(39,405)	62,515
Cash and cash equivalents at beginning of period	905,730	876,048

Cash and cash equivalents at end of period	866,325	938,563

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP operating income” is reconciled with GAAP income from operations below:

	Three Months Ended Mar 31,		Nine Months Ended Mar 31,
	2015	2014	2015	2014

GAAP income from operations	105,868	104,698	309,689	306,601

Amortization of acquired intangible assets (A)	2,203	2,459	6,558	7,325

Non-GAAP operating income (excluding the impact of amortization of acquired intangible assets)	108,071	107,157	316,247	313,926

The measure, “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended Mar 31,		Nine Months Ended Mar 31,
	2015	2014	2015	2014

GAAP net income	90,983	89,969	265,424	257,535

Amortization of acquired intangible assets, net of tax (A)	1,643	1,868	4,951	5,563
Non-GAAP net income (excluding the impact of amortization of acquired intangible assets)	92,626	91,837	270,375	263,098

Diluted shares outstanding	142,813	143,375	142,614	144,758

GAAP diluted earnings per share	$0.64	$0.63	$1.86	$1.78

Non-GAAP diluted earnings per share (excluding the impact of amortization of acquired intangible assets)	$0.65	$0.64	$1.90	$1.82

(A)	Management excludes amortization of acquired intangible assets from its evaluation of ongoing operations and believes investors benefit from excluding these charges to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that presenting diluted earnings per share, excluding the impact of the amortization of acquired intangible assets is an additional measure of performance that investors can use to compare operating results between reporting periods.

Management uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. Management believes this information provides investors better insight in evaluating the Company’s performance from core operations and provides consistency in financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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